Exhibit 10.2
EXECUTIVE EMPLOYMENT AGREEMENT
This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 1st day of December 2016, by and between Majesco Entertainment Company, a Delaware corporation headquartered at 404I-T Hadley Road, S. Plainfield, New Jersey 07080 (“Parent”) and Edward Swanson, an individual (“Executive”). As used herein, the “Effective Date” of this Agreement shall mean the Closing date as defined in that certain Merger Agreement (as defined below) and executed contemporaneously herewith.
W I T N E S S E T H:
WHEREAS, the Executive desires to be employed by the Parent as its Chief Operating Officer and the Parent wishes to employ the Executive in such capacities, in each case, commencing on and as of the Effective Date.
WHEREAS, the Executive and Parent are entering into this Agreement and the Merger Agreement and the additional Transaction Documents which describes the acquisition of Polarityte, Inc. (the “Company”) and certain patent(s) as assets by the Parent, including recapitalization of the Parent, establishing control of the Parent board of directors, acquisition of certain patents, and commercial development of the patents and related technology.
WHEREAS, contemporaneously with the execution of this Agreement by Executive, and as a condition to the effectiveness hereof, Denver Lough has assigned Patent No. WO/2016/089825 and PCT/US2015/063114 pursuant to that certain Assignment Agreement to the Company (the “Assignment Agreement”). ..
Terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.
NOW, THEREFORE, in consideration of the foregoing and their respective covenants and agreements contained in this document, the Parent and the Executive hereby agree as follows:
1. Employment and Duties. The Parent agrees to employ and the Executive agrees to serve as the Parent’s Chief Operating Officer The duties and responsibilities of the Executive shall include the duties and responsibilities as the Parent’s Board of Directors (“Board”) and Chief Executive Officer may from time to time assign to the Executive.
Upon the Effective Date of this Agreement (or as promptly as practicable thereafter), Executive shall be appointed to serve as a member of the Board, pursuant to the terms and conditions of the Parent’s bylaws, as amended. For so long as Executive is Chief Operating Officer, the Parent shall use commercially reasonable efforts, subject to applicable law and regulations of the The NASDAQ Stock Market LLC, to cause Executive to be nominated for election as a director and to be recommended to the stockholders for election as a director.
The Executive shall devote his full time efforts and services to the business and affairs of the Parent and its subsidiaries. Nothing in this Section 1 shall prohibit the Executive from: (A) serving as a director or member of any other board, committee thereof of any other entity or organization; (B) delivering lectures, fulfilling speaking engagements, and any writing or publication relating to his area of expertise; (C) serving as a director or trustee of any governmental, charitable or educational organization; (D) engaging in additional activities in connection with personal investments and community affairs, including, without limitation, professional or charitable or similar organization committees, boards, memberships or similar associations or affiliations (E) serving in health care facilities as a physician in order to maintain his license to practice medicine, or (F) performing advisory activities, provided, however, such activities are not in competition with the business and affairs of the Parent or would tend to cast executive of Parent in a negative light in the reasonable judgment of the Board.
2. Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of one (1) year following the Effective Date and shall be automatically renewed for successive one (1) year periods thereafter unless either party provides the other party with written notice of his or its intention not to renew this Agreement at least three (3) months prior to the expiration of the initial term or any renewal term of this Agreement. “Employment Period” shall mean the initial one (1) year term plus renewals, if any.

3. Place of Employment. The Executive’s services shall be performed at such location or locations as Executive shall determine, in his sole discretion.

4. Base Salary and Board Fees. The Parent agrees to pay the Executive a base salary (“Base Salary”) of $300,000 per annum for the position(s) of Chief Operating Officer. Annual adjustments after the first year of the Employment Period shall be determined by the Board. The Base Salary shall be paid in periodic installments in accordance with the Parent’s regular payroll practices. Executive shall, subject to policies and procedures of the Parent’s Board of Directors, be eligible to additional fees for service on the Parent’s Board.
5. Incentive Compensation and Bonuses.
(a)  Executive Employment Agreement Signing Bonus: Upon execution of this Agreement, the Parent shall pay to Executive an initial signing bonus of $100,000.
(b) Annual Bonus: For each fiscal year during the term of employment, the Executive shall be eligible to receive a bonus in the amount of 100% of annual salary, if any, as may be determined from time to time by the Board in its discretion. The Annual Bonus shall be paid by the Parent to the Executive promptly after determination that the relevant targets, if any, have been met, it being understood that the attainment of any financial targets associated with any bonus shall not be determined until following the completion of the Parent’s annual audit and public announcement of such results and shall be paid promptly following the Parent’s announcement of earnings. In the event that the Compensation Committee is unable to act or if there shall be no such Compensation Committee, then all references herein to the Compensation Committee (except in the proviso to this sentence) shall be deemed to be references to the Board. Upon his termination from employment, the Executive shall be entitled to receive a pro-rata portion of the Annual Bonus calculated based upon his final day of employment, regardless of whether he is employed by the Parent through the conclusion of the fiscal quarter or year, as the case may be, on which the Annual Bonus is based.
(c) Equity Awards and Incentive Compensation: During the term of employment, the Executive shall be eligible to participate in any equity-based incentive compensation plan or program adopted by the Parent (such awards under such plan or program, the “Share Awards”) as the Compensation Committee or Board may from time to time determine. Share Awards shall be subject to applicable plan terms and conditions. And any additional terms and conditions as determined by the Compensation Committee or the Board. On the Effective Date, the Board of Directors of Parent shall award and reserve for issuance 10 year options to purchase 846,000 shares of common stock pursuant to the Parent’s Incentive Stock and Option Plan at the fair market value thereof (as determined by NASDAQ) to Executive.
6. Severance Compensation:
Upon termination of employment for any reason, the Executive shall be entitled to: (A) the sum of his annual Base Salary from the date of termination to be paid according to Section 4; (B) any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Parent during the period ending on the termination date to be paid according to Section 8; (C) any accrued but unused vacation time through the termination date in accordance with Parent policy; and (D) the sum of his annual Bonus from the date of termination to be paid according to Section 5(a); and (E) all Share Awards earned and vested prior to termination. With respect to any Share Awards held by the Executive as of his death that are not vested and exercisable as of such date, the Parent shall fully accelerate the vesting and exercisability of such Share Awards, so that all such Share Awards shall be fully vested and exercisable as of the Executive’s death, such options (as well as any Share Awards that previously became vested and exercisable) to remain exercisable, notwithstanding anything in any other agreement governing such options, until the earlier of (A) a period of one (1) year after the Executive’s death or (B) the original term of the option, if such Share Awards is an option.

Additionally, if the Executive’s employment is terminated prior to expiration of the Employment Period (including due to his death or Disability, as defined in Section 11(b)) unless the Executive’s employment is terminated for Cause (as defined in Section 11(c)) or the Executive terminates his employment without Good Reason (as defined in Section 11(d) and other than for a Change in Control as provided in Section 11(d) and Section 11(f)), the Executive shall be entitled to receive a cash amount equal to the sum of the Executive’s Base Salary, Annual Bonus and Share Awards earned during the year immediately preceding the date of termination (herein the “Separation Payment”), or the amount payable (including Executive’s Base Salary, Annual Bonus and Share Awards) for the remainder of the Employment Period then in effect, if greater; provided, that the Executive executes an agreement releasing Parent and its affiliates from any liability associated with this Agreement and such release is irrevocable at the time the Separation Payment is first payable under this Section 6 and the Executive complies with his other obligations under Section 13 of this Agreement. Subject to the terms hereof, 100% of the Separation Payment shall be paid within thirty (30) days of the Executive’s termination of employment (“Initial Payment”), provided that the Executive has executed a release.
The Executive may continue coverage with respect to the Parent’s group health plans as permitted by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for himself and each of his “Qualified Beneficiaries” as defined by COBRA (“COBRA Coverage”). The Parent shall reimburse the amount of any COBRA premium paid for COBRA Coverage timely elected by and for the Executive and any Qualified Beneficiary of the Executive, and not otherwise reimbursed, during the period that ends on the earliest of (x) the date the Executive or the Qualified Beneficiary, as the case may be, ceases to be eligible for COBRA Coverage, (y) the last day of the consecutive eighteen (18) month period following the date of the Executive’s termination of employment and (z) the date the Executive or the Qualified Beneficiary, as the case may be, is covered by another group health plan. To reimburse any COBRA premium payment under this paragraph, the Parent must receive documentation of the COBRA premium payment within ninety (90) days of its payment.
7. Clawback Rights. The Annual Bonus, and any and all stock based compensation (such as options and equity awards) (collectively, the “Clawback Benefits”) shall be subject to “Clawback Rights” as follows: during the period that the Executive is employed by the Parent and upon the termination of the Executive’s employment and for a period of three (3) years thereafter, if there is a restatement of any financial results from which any Clawback Benefits to the Executive shall have been determined, the Executive agrees to repay any amounts which were determined by reference to any Parent financial results which were later restated (as defined below), to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the restatement of the Parent’s financial information. All Clawback Benefits amounts resulting from such restated financial results shall be retroactively adjusted by the Compensation Committee to take into account the restated results, and any excess portion of the Clawback Benefits resulting from such restated results shall be immediately surrendered to the Parent and if not so surrendered within ninety (90) days of the revised calculation being provided to the Executive by the Compensation Committee following a publicly announced restatement, the Parent shall have the right to take any and all action to effectuate such adjustment. The calculation of the revised Clawback Benefits amount shall be determined by the Compensation Committee in good faith and in accordance with applicable law, rules and regulations. All determinations by the Compensation Committee with respect to the Clawback Rights shall be final and binding on the Parent and the Executive. The Clawback Rights shall terminate following a Change of Control as defined in Section 12(f), subject to applicable law, rules and regulations. For purposes of this Section 7, a restatement of financial results that requires a repayment of a portion of the Clawback Benefits amounts shall mean a restatement resulting from material non-compliance of the Parent with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or requirements which were not in effect on the date the financial statements were originally prepared (“Restatements”). The parties acknowledge it is their intention that the foregoing Clawback Rights as relates to Restatements conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) and require recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd-Frank Act and any and all rules and regulations promulgated thereunder from time to time in effect. Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd-Frank Act and such rules and regulations as hereafter may be adopted and in effect.

8. Expenses. The Executive shall be entitled to prompt reimbursement by the Parent for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by the Executive while employed (in accordance with the policies and procedures established by the Parent for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that the Executive shall properly account for such expenses in accordance with Parent policies and procedures.
9. Other Benefits. During the term of this Agreement, the Executive shall be eligible to participate in incentive, stock purchase, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), in substantially the same manner and at substantially the same levels as the Parent makes such opportunities available to the Parent’s managerial or salaried executive employees and/or its senior executives.
The Parent shall pay one hundred percent (100%) of the cost for any group medical, vision and/or dental coverage elected by and for the Executive and fifty percent (50%) of the additional incremental cost for any group medical, vision and/or dental coverage elected by the Executive for the Executive’s family.
The Executive shall be entitled to air travel, including travel by business class, as is reasonable and necessary for the performance of his duties and responsibilities, in accordance with the Parent’s policies as approved by the Board.
10. Vacation. During the term of this Agreement, the Executive shall be entitled to accrue, on a pro rata basis, twenty (20) paid vacation days per year. Vacation shall be taken at such times as are mutually convenient to the Executive and the Parent and no more than ten (10) consecutive days shall be taken at any one time without Parent approval in advance.
11. Termination of Employment:
(a) Death. If the Executive dies during the Employment Period, this Agreement and the Executive’s employment with the Parent shall automatically terminate and the Parent’s obligations to the Executive’s estate and to the Executive’s Qualified Beneficiaries shall be those set forth in Section 6 regarding severance compensation.
(b) Disability. In the event that, during the term of this Agreement the Executive shall be prevented from performing his essential functions hereunder to the full extent required by the Parent by reason of Disability (as defined below), this Agreement and the Executive’s employment with the Parent shall automatically terminate. The Parent’s obligation to the Executive under such circumstances shall be those set forth in Section 6 regarding severance compensation. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by the Executive, with or without reasonable accommodation, of his essential functions hereunder for an aggregate of ninety (90) days or longer during any twelve (12) consecutive months. The determination of the Executive’s Disability shall be made by an independent physician who is reasonably acceptable to the Parent and the Executive (or his representative), be final and binding on the parties hereto and be made taking into account such competent medical evidence as shall be presented to such independent physician by the Executive and/or the Parent or by any physician or group of physicians or other competent medical experts employed by the Executive and/or the Parent to advise such independent physician.
(c) Cause.
(1) At any time during the Employment Period, the Parent may terminate this Agreement and the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (a) the willful and continued failure of the Executive to perform substantially his duties and responsibilities for the Parent (other than any such failure resulting from the Executive’s death or Disability) after a written demand by the Board for substantial performance is delivered to the Executive by the Parent, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by the Executive within thirty (30) days following his receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to, a felony, or (c) fraud, dishonesty or gross misconduct which is materially and demonstratively injurious to the Parent. Termination under clauses (b) or (c) of this Section 11(c)(1) shall not be subject to cure.

(2) For purposes of this Section 11(c), no act, or failure to act, on the part of the Executive shall be considered “willful” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Parent. Between the time the Executive receives written demand regarding substantial performance, as set forth in subparagraph (1) above, and prior to an actual termination for Cause, the Executive will be entitled to appear (with counsel) before the full Board to present information regarding his views on the Cause event. After such hearing, termination for Cause must be approved by a majority vote of the full Board (other than the Executive). After providing the written demand regarding substantial performance, the Board may suspend the Executive with full pay and benefits until a final determination by the full Board has been made.
(3) Upon termination of this Agreement for Cause, the Parent shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any Base Salary earned through the date of termination to be paid according to Section 4; any unpaid Annual Bonus to be paid according to Section 5; reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Parent during the period ending on the termination date to be paid according to Section 8; and any accrued but unused vacation time through the termination date in accordance with Parent policy. The Parent shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.
(d) For Good Reason or a Change of Control or Without Cause.
(1) At any time during the term of this Agreement and subject to the conditions set forth in Section 12(d)(2) below the Executive may terminate this Agreement and the Executive’s employment with the Parent for “Good Reason” or for a “Change of Control” (as defined in Section 12(f)). For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s consent: (A) the assignment to the Executive of duties that are significantly different from, and/or that result in a substantial diminution of, the duties that he assumed on the Effective Date (including reporting to anyone other than solely and directly to the Board); (B) the assignment to the Executive of a title that is different from and subordinate to the title Chief Operating Officer of the Parent, provided, however, for the absence of doubt following a Change of Control, should the Executive be required to serve in a diminished capacity in a division or unit of another entity (including the acquiring entity), such event shall constitute Good Reason regardless of the title of the Executive in such acquiring company, division or unit; or (C) material breach by the Parent of this Agreement.
(2) The Executive shall not be entitled to terminate this Agreement for Good Reason unless and until he shall have delivered written notice to the Parent within ninety (90) days of the date upon which the facts giving rise to Good Reason occurred of his intention to terminate this Agreement and his employment with the Parent for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Parent shall not have eliminated the circumstances constituting Good Reason within thirty (30) days of its receipt from the Executive of such written notice. In the event the Executive elects to terminate this Agreement for Good Reason in accordance with Section 11(d)(1), such election must be made within the twenty-four (24) months following the initial existence of one or more of the conditions constituting Good Reason as provided in Section 11(d)(1). In the event the Executive elects to terminate this Agreement for a Change in Control in accordance with Section 11(d)(1), such election must be made within one hundred eighty (180) days of the occurrence of the Change of Control.
(3) In the event that the Executive terminates this Agreement and his employment with the Parent for Good Reason or for a Change of Control or the Parent terminates this Agreement and the Executive’s employment with the Parent without Cause, the Parent shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or executors) the severance compensation set forth in Section 6 above. The Parent shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(4) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 11(d) by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 11(d) be reduced by any compensation earned by the Executive as the result of employment by another employer or business or by profits earned by the Executive from any other source at any time before and after the termination date. The Parent’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Parent may have against the Executive for any reason.
(e) Without “Good Reason” by the Executive. At any time during the term of this Agreement, the Executive shall be entitled to terminate this Agreement and the Executive’s employment with the Parent without Good Reason and other than for a Change of Control by providing prior written notice of at least thirty (30) days to the Parent. Upon termination by the Executive of this Agreement or the Executive’s employment with the Parent without Good Reason and other than for a Change of Control, the Parent shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any Base Salary earned through the date of termination to be paid according to Section 4; any unpaid Annual Bonus to be paid according to Section 5; reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Parent during the period ending on the termination date to be paid according to Section 8; and any accrued but unused vacation time through the termination date in accordance with Parent policy. The Parent shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.
(f) Change of Control. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of more than fifty percent (50%) or more of the shares of the outstanding Common Stock of the Parent, whether by merger, consolidation, sale or other transfer of shares of Common Stock (other than a merger or consolidation where the stockholders of the Parent prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), (ii) a sale of all or substantially all of the assets of the Parent or (iii) during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Board, and any new director whose election by the Board or nomination for election by the Parent’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the twelve (12) month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; provided that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: any acquisition of Common Stock or securities convertible into Common Stock by any employee benefit plan (or related trust) sponsored by or maintained by the Parent.
(g) Any termination of the Executive’s employment by the Parent or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, provided, however, failure to provide timely notification shall not affect the employment status of the Executive.
12. Confidential Information.
(a) Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Parent, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Parent, is the sole property of the Parent, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Parent herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by the Parent, and not otherwise in the public domain. The provisions of this Section 13 shall survive the termination of the Executive’s employment hereunder.

(b) The Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Parent or its subsidiaries.
(c) In the event that the Executive’s employment with the Parent terminates for any reason, the Executive shall deliver forthwith to the Parent any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, the Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Parent. The covenants and agreements in this Section 12 shall exclude excludes information (A) which is in the public domain through no unauthorized act or omission of Executive or (B) which becomes available to Executive on a non-confidential basis from a source other than Parent or its affiliates without breach of such source’s confidentiality or non-disclosure obligations to Parent or any of its affiliates.
13. Non-Competition and Non-Solicitation.
(a) The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive is valuable to the Parent and that its protection and maintenance constitutes a legitimate business interest of the Parent, to be protected by the non-competition restrictions set forth herein. The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive. The Executive also acknowledges that the Parent’s Business (as defined in Section 13(b) (1) below) is conducted worldwide (the “Territory”), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Parent, its affiliates and/or its clients or customers. The provisions of this Section 13 shall survive the termination of the Executive’s employment hereunder for the time periods specified below.
(b) The Executive hereby agrees and covenants that he shall not without the prior written consent of the Parent, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than (i) as a holder of less than two (2%) percent of the outstanding securities of a company whose shares are traded on any national securities exchange or (ii) as a limited partner, passive minority interest holder in a venture capital fund, private equity fund or similar investment entity which holds or may hold an equity or debt position in portfolio companies that are competitive with the Parent; provided however, that the Executive shall be precluded from serving as an operating partner, general partner, manager or governing board designee with respect to such portfolio companies), or whether on the Executive's own behalf or on behalf of any other person or entity or otherwise howsoever, during the Term and thereafter to the extent described below, within the Territory:
(1) Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the Business of the Parent, as defined in the next sentence. For purposes hereof, the Parent’s “Business” shall mean research, development, techniques and technology in any manner involving or related to regeneration of functionally polarized tissue by use of Leucine-rich repeat-containing G-protein coupled Receptor (LGR) expressing cells and any and all inventions, technology and trade secrets related thereto or a result of the services of Employee hereunder, as well as all activities that involve the making, use or licensing thereof.

(2) Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Parent to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement, for the purpose of competing with the Business of the Parent;
(3) Attempt in any manner to solicit or accept from any customer of the Parent, with whom Executive had significant contact during Executive’s employment by the Parent (whether under this Agreement or otherwise), business of the kind or competitive with the business done by the Parent with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Parent, or if any such customer elects to move its business to a person other than the Parent, provide any services of the kind or competitive with the business of the Parent for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person for the purpose of competing with the Business of the Parent; or
(4) Interfere with any relationship, contractual or otherwise, between the Parent and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Parent, for the purpose of soliciting such other party to discontinue or reduce its business with the Parent for the purpose of competing with the Business of the Parent.
With respect to the activities described in Paragraphs (1), (2), (3) and (4) above, the restrictions of this Section 13(b) shall continue during the Term of this Agreement and for a period of two (2) years thereafter.
14. Section 409A.
The provisions of this Agreement are intended to comply with or are exempt from Section 409A of the Code (“Section 409A”) and the related Treasury Regulations and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Parent and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions necessary, appropriate or desirable to avoid imposition of any additional tax under Section 409A or income recognition prior to actual payment to the Executive under this Agreement.
It is intended that any expense reimbursement made under this Agreement shall be exempt from Section 409A. Notwithstanding the foregoing, if any expense reimbursement made under this Agreement shall be determined to be “deferred compensation” subject to Section 409A (“Deferred Compensation”), then (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year (provided that this clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect) and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred.
With respect to the time of payments of any amount under this Agreement that is Deferred Compensation, references in the Agreement to “termination of employment” and substantially similar phrases, including a termination of employment due to the Executive’s Disability, shall mean “Separation from Service” from the Parent within the meaning of Section 409A (determined after applying the presumptions set forth in Treasury Regulation Section 1.409A-1(h)(1)). Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s termination, then only that portion of the severance and benefits payable to the Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered Deferred Compensation (together, the “Deferred Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following the Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Separation Benefits in excess of the Section 409A Limit otherwise due to the Executive on or within the six (6) month period following the Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of the Executive’s termination of employment. All subsequent Deferred Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following termination but prior to the six (6) month anniversary of the Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.
For purposes of this Agreement, “Section 409A Limit” shall mean a sum equal to (x) the amounts payable within the terms of the “short-term deferral” rule under Treasury Regulation Section 1.409A-1(b)(4) plus (y) the amount payable as “separation pay due to involuntary separation from service” under Treasury Regulation Section 1.409A-1(b)(9)(iii) equal to the lesser of two (2) times: (i) the Executive’s annualized compensation from the Parent based upon his annual rate of pay during the Executive’s taxable year preceding his taxable year when his employment terminated, as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1); and (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s employment is terminated.
15. Miscellaneous.
 (a) Neither the Executive nor the Parent may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Parent shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Parent of any of its obligations hereunder.
(b) During the term of this Agreement, the Parent (i) shall indemnify and hold harmless the Executive and his heirs and representatives to the maximum extent provided by the laws of the State of Delaware and by Parent’s bylaws and (ii) shall cover the Executive under the Parent’s directors’ and officers’ liability insurance on the same basis as it covers other senior executive officers and directors of the Parent.
(c) This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Parent, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Parent, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.
(d) This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(e) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
(f) All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g., Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.
(g) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York, County of New York, for any disputes arising out of this Agreement, or the Executive’s employment with the Parent. The prevailing party in any dispute arising out of this Agreement shall be entitled to his or its reasonable attorney’s fees and costs.
(h) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.
(i) The Executive represents and warrants to the Parent, that he has the full power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which the Executive is a party.
(j) The Parent represents and warrants to the Executive that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with any agreement to which the Parent is a party.
[Signature page follows immediately]

IN WITNESS WHEREOF, the Executive and the Parent have caused this Executive Employment Agreement to be executed as of the date first above written.

MAJESCO ENTERTAINMENT COMPANY By: Name: _____________________________ Title: _____________________________ Date Signed: ________________________
Executive Date Signed: _________________________